EX-99.h.ii.a.

AGENCY SERVICES AGREEMENT

EXHIBIT A

LIST OF ETF SERIES
as amended and restated February 21, 2018

OShares FTSE Russell Small Cap Quality Dividend ETF
O'Shares FTSE Russell International Quality Dividend ETF
O'Shares FTSE U.S. Quality Dividend ETF
O'Shares FTSE Europe Quality Dividend ETF
O'Shares FTSE Asia Pacific Quality Dividend ETF